EXHIBIT 10.19

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

AMENDMENT N°1
TO THE AGREEMENT FOR THE LAUNCHING INTO
LOW EARTH ORBIT
OF THE GLOBALSTAR SATELLITES
BY THE SOYUZ LAUNCH VEHICLE

This Amendment N°1 to the Agreement for the launching of the GLOBALSTAR Satellites, (hereinafter referred to as the “Agreement”) is entered, by and between:

GLOBALSTAR, INC., a company organized and existing under the laws of the State of Delaware, with head offices located at 461 South Milpitas Blvd, Milpitas, CA 95035, U.S.A., (hereinafter referred to as “CUSTOMER”),

On the one hand,

AND

ARIANESPACE a company organized and existing under the laws of the Republic of France, with head offices at Boulevard de l’Europe, 91006 Evry-Courcouronnes Cedex, France (hereinafter referred to as “ARIANESPACE”).

On the other hand,

PREAMBLE

Whereas                                                               On September 5, 2007 CUSTOMER and ARIANESPACE have entered into the Agreement for the launching of TWENTY FOUR (24) Satellites, with the option to launch an additional TWENTY FOUR (24) Satellites into low earth orbit, and

Whereas                                                               CUSTOMER and ARIANESPACE have agreed to adapt certain Pre-Launch Financing provisions, as well as the conditions related to the Launch Site selection.

Confidential, Arianespace proprietary

DC/PHB/DA/CO-015
Amdt N°1 Issue 1

NOW THEREFORE, THE PARTIES HAVE AGREED UPON THE FOLLOWING MODIFICATION TO THE AGREEMENT:

Section 1 -                                      Launch Site Selection for the Firm Launches and Associated Remuneration

1.1                                The first sub-paragraph of Paragraph 4.4 (“Launch Site Selection”) of Article 4 (“ARIANESPACE’ SERVICES”) of the Agreement is cancelled and replaced as follows:

“ARIANESPACE shall inform CUSTOMER of the Launch Site selection for the FOUR (4) Firm Launches by written notice to be received no later than 15 September 2008.”

1.2                                A new Sub-paragraph C is added to Paragraph 8.1 of Article 8 (“Remuneration”) of the Agreement, as follows:

“ C           For the Firm Launch Services from Baikonur Space Center Launch Site.

Should ARIANESPACE proceed with the FOUR (4) Firm Launches from the Baikonur Launch Site, then each Firm Launch related Launch Services price shall be increased by an amount of [*].

The price increase relating to the performance of the Firm Launches from the Baikonur Launch Site, as applied and computed in accordance with the terms above, shall be payable by CUSTOMER at the Launch Associated Payment due date related to the Firm Launch for which there is no subsequent Firm Launch remaining to be performed (L — 1 week, L being the actual Launch Day of the said Launch).  The total amount of such price increase shall be contractually capped at [*].”

Section 2 -                                      Payment Schedule and Financing

Paragraph 10.6 (“Financing”) of Article 10 of the Agreement is deleted and replaced as follows:

“10.6 Financing

For each of the FOUR (4) Firm Launches under this Agreement, Pre-Launch Financing shall be made available and repaid in accordance with the following provisions of this Paragraph 10.6.

10.6.1

Pre-Launch Financing shall be made available for the payments due at EDC+6 months, EDC+12 months and L*-9 months, up to [*]% of the amount of each such payment and on the respective date of each such payment, in accordance with the following table.

DATE	Total amount in US$ for each launch referred in the sub-paragraph 8.1 (A) of Article 8 of this Agreement	Minimum CASH (in US$)	Maximum PRE LAUNCH FINANCING (in US$) *
EDC + 6 months	[*]	[*]	[*]
EDC + 12 months	[*]	[*]	[*]
L* - 9 months	[*]	[*]	[*]

Where L* means the first day of the provisional Launch Period as applicable to each respective Firm Launch and as defined in accordance with sub-paragraph 6.2.1 (A) (ii) or 6.2.1 (B) (ii) of Article 6 of this Agreement whichever is relevant. Except as set forth in Paragraph 11.4 of Article 11, L* is fixed for the duration of this Agreement.

10.6.2

Upon receipt of the cash payments for EDC + 6 months, EDC + 12 months and L*- 9 months, corresponding Pre-Launch Financing for the unpaid balances shall automatically be made on the respective date of payment in the amount such that the total amount is paid in full. It shall be made by way of book entry to fund the corresponding payment.

(i)

From the date of book entry until the date of repayment, Pre-Launch Financing shall bear interest at a fixed annual interest rate of [*]% from EDC until L*- 6 months (excluded), and shall bear interest at a fixed annual interest rate of [*]% from L*- 6 months (included) until the date of repayment that shall be L— 1 month at the latest.  L in the preceding sentence and in paragraphs 10.6.3 and 10.6.4 shall mean the actual Launch Day of the said Launch.

(ii) The computation of interest shall be made on the basis of THREE HUNDRED SIXTY (360) days and actual days elapsed.

10.6.3

The principal amount of the Pre-Launch Financing and the accrued interest shall be repaid in full at L -1 month at the latest, subject to the terms and conditions of sub-paragraph 18.2.3 of Article 18 of this Agreement.

In the event ARIANESPACE requests a launch postponement, the accrued interest with respect to the said Launch shall cease to accrue for the duration of such launch postponement.

10.6.4	The L-1 month payment date shall be adjusted by the aggregate number of postponements (as measured in days) requested by ARIANESPACE in accordance with Paragraph 11.3 of Article 11 of this Agreement.

10.6.5

Notwithstanding the terms of Paragraph 10.4 (“Late Payment”) of Article 10 (“Payment for Services”), in the event of default of payment of the principal amount of the Pre-Launch Financing and related accrued interests by L-1 month at the latest, then

CUSTOMER shall pay ARIANESPACE interest on the payment due at a rate of [*]% starting from the first delinquent day up to and including the date payment is made.

Without prejudice to the above, it is acknowledged by the Parties that during any period of non payment, ARIANESPACE shall be entitled to suspend any and all of its activities in preparation of the Launch Services and to reschedule the Launch Services under Sub-paragraph 11.3.3 of Article 11 of this Agreement, such suspension and reschedule subject to the time and notice requirements as set forth in Article 10.4 of the Agreement.”

Section 3 -                                     This Amendment N°1 shall be effective as of its date of execution by both Parties. Any other provisions of the Agreement not modified by this Amendment N°1 shall remain in full force and effect.

IN WITNESS WHEREOF the Parties have caused this Amendment N°1 to the Agreement for the launching of the GLOBALSTAR Satellites to be executed in two originals, as of the following date and year:  July 5, 2008.

CUSTOMER	ARIANESPACE

Name: Anthony J. NAVARRA	Name: Jean-Yves LE GALL

Title: President	Title: Chairman and Chief Executive Officer

/s/ Anthony J. Navarra	/s/ Jean-Yves Le Gall
Signature	Signature